UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2025

Morgan Stanley Direct Lending Fund

(Exact name of registrant as specified in its charter)

Delaware	814-01332	84-2009506
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1585 Broadway New York, NY		10036
(Address of principal executive offices)		(Zip Code)

1 (212) 761-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MSDL	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2025, Jeffrey Levin notified Morgan Stanley Direct Lending Fund (the “Company”) of his intention to resign from his positions as Chief Executive Officer and a Director of the Company. Mr. Levin will cease serving as the Company’s principal executive officer and Chief Executive Officer, effective on or about July 25, 2025, or such earlier date as the Company’s board of directors (“Board”) may determine. Mr. Levin’s resignation is not the result of any disagreement with the Company.

On July 24, 2025, the Board appointed Michael Occi, age 41, as a director of the Company to fill the vacancy created by Mr. Levin’s resignation. The Board also appointed Mr. Occi as the Company’s Chief Executive Officer and principal executive officer, effective on or about July 25, 2025, or such earlier date as the Board may determine, succeeding Mr. Levin. Mr. Occi was also appointed concurrently as the Chief Executive Officer of North Haven Private Income Fund LLC (“PIF”), North Haven Private Income Fund A LLC (“PIF A”), LGAM Private Credit LLC (“LGAM”), T Series Middle Market Loan Fund LLC (“T Series”), and SL Investment Fund II LLC (“SLIF”).

Mr. Occi has been a Managing Director of Morgan Stanley Investment Management (“MSIM”) since April 2022. Mr. Occi previously served as the Company’s Chief Administrative Officer from January 2023 until his appointment as the Company’s President in December 2024. Mr. Occi joined Morgan Stanley in 2006. Prior to joining MSIM, Mr. Occi served as Head of Financial Institutions Equity Capital Markets between May 2019 and April 2022. Previously, Mr. Occi held a variety of other roles within Equity Capital Markets as well as in the financial institutions coverage areas in Fixed Income Capital Markets and in the Investment Banking Division. Mr. Occi graduated magna cum laude from Georgetown University, with a BA in Finance and Accounting.

On July 24, 2025, the Board appointed Ashwin Krishnan, age 49, as Chief Investment Officer of the Company, effective on or about July 25, 2025, or such earlier date as the Board may determine. Mr. Krishnan was also appointed concurrently as Chief Investment Officer of PIF, PIF A, LGAM, T Series and SLIF.

Mr. Krishnan has been a part of the Morgan Stanley Private Credit platform since its inception in 2009 and has been a member of the investment committee of MS Capital Partners Adviser Inc., the Company’s investment adviser (the “Adviser”) since 2019. Mr. Krishnan is Head of North America Private Credit and Portfolio Manager of the Opportunistic Credit strategy at MSIM. He joined Morgan Stanley in 2003 and has more than 22 years of experience. Prior to joining Morgan Stanley, Mr. Krishnan was in the Communications Investment Banking group at UBS. Mr. Krishnan holds an M.S. in Engineering from Columbia University and a B.S. in Industrial Engineering from Bangalore University, India.

On July 24, 2025, the Board appointed Orit Mizrachi, age 53, and Jeffrey Day, age 48, as Co-Presidents of the Company, effective on or about July 25, 2025, or such earlier date as the Board may determine. Ms. Mizrachi and Mr. Day will serve as Co-Presidents of the Company, succeeding Mr. Occi. Ms. Mizrachi and Mr. Day were also appointed concurrently as Co-Presidents of PIF, PIF A, LGAM, T Series and SLIF.

Ms. Mizrachi was appointed as the Company’s Chief Operating Officer in October 2019 and has served in the same capacity for each of PIF, PIF A, LGAM, T Series and SLIF since their formation. Ms. Mizrachi has been a Managing Director of MSIM since January 2023 and previously served as an Executive Director of MSIM from April 2019 to December 2022. Prior to joining Morgan Stanley in April 2019, Ms. Mizrachi held various senior positions at The Carlyle Group from 2010 to 2018, including the Chief Operating Officer of the direct lending platform and The Carlyle Group’s BDCs as well as serving as interim Chief Financial Officer of The Carlyle Group’s BDCs from September 2014 through March 2015. Prior to joining The Carlyle Group in 2010, Ms. Mizrachi worked in the hedge fund industry as a chief financial officer and controller. Ms. Mizrachi started her career in public accounting as an auditor. Ms. Mizrachi has a Bachelor of Science in Accounting

Mr. Day has served on the Adviser’s Investment Committee since 2019. Mr. Day is a Managing Director of Morgan Stanley, Head of Direct Lending Capital Markets and Business Development and a member of the executive team for the Direct Lending strategy and a member of the MS Private Credit Investment Committees. Mr. Day joined Morgan Stanley in 2019 and is a Managing Director at MSIM. Prior to joining Morgan Stanley, Mr. Day was a Managing Director at Madison Capital Funding and was involved in sponsor coverage, capital markets, and fundraising. Prior to Madison Capital, he worked in various underwriting, portfolio management, capital markets and relationship management roles at JP Morgan Chase, CapitalSource Finance and GE Capital. Mr. Day earned a BBA in Finance from the Goizueta Business School at Emory University and his MBA in Finance and Management & Strategy from the J.L. Kellogg School of Management at Northwestern University.

Neither Messrs. Occi, Krishnan, or Day nor Ms. Mizrachi has any family relationship with any current director, executive officer, or person nominated to become a director or executive officer, of the Company, and there are no transactions or proposed transactions to which the Company is a party, or intended to be a party, in which Messrs. Occi, Krishnan, or Day or Ms. Mizrachi has, or will have, a material interest subject to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 25, 2025	MORGAN STANLEY DIRECT LENDING FUND

	By:	/s/ Orit Mizrachi
Orit Mizrachi
Co- President and Secretary